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                                                                             Exhibit 12(b)

                        Aon Corporation and Consolidated Subsidiaries
                          Combined With Unconsolidated Subsidiaries
                  Computation of Ratio of Earnings to Combined Fixed Charges
                                and Preferred Stock Dividends



                                                          Years Ended December 31,
                                             --------------------------------------------------
 (millions except ratios)                     1999       1998      1997       1996       1995
                                             -------   --------   -------   --------   --------

 Income from continuing operations
    before provision for income taxes (1)    $  635     $  931     $ 542      $ 446      $ 458

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                    105         87        70         45         56

    Interest on ESOP                              1          2         3          4          5

    Portion of rents representative of
      interest factor                            49         51        44         29         21

                                             -------   --------   -------   --------   --------
         INCOME AS ADJUSTED                  $  790     $1,071     $ 659      $ 524      $ 540
                                             =======   ========   =======   ========   ========


 Fixed charges and preferred stock dividends:

    Interest on indebtedness                 $  105     $   87     $  70      $  45      $  56

    Preferred stock dividends                    70         70        82         29         38

                                             -------   --------   -------   --------   --------
         INTEREST AND DIVIDENDS                 175        157       152         74         94

    Interest on ESOP                              1          2         3          4          5

    Portion of rents representative of
       interest factor                           49         51        44         29         21

                                             -------   --------   -------   --------   --------
         TOTAL FIXED CHARGES AND PREFERRED
             STOCK DIVIDENDS                 $  225     $  210     $ 199      $ 107      $ 120
                                             =======   ========   =======   ========   ========

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (2)    3.5        5.1       3.3        4.9        4.5
                                             =======   ========   =======   ========   ========

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $313 million, $172 million and $90 million for the years ended December 31, 1999, 1997 and 1996, respectively.

(2) Included in total fixed charges and preferred stock dividends are $66 million for the years ended December 31, 1999 and 1998 and $64 million for the year ended December 31, 1997, of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the consolidated statements of income.

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